Exhibit 3.7
CERTIFICATE OF AMENDMENT
TO
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
VANDA PHARMACEUTICALS INC.
     Vanda Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
     FIRST: The name of the Corporation is Vanda Pharmaceuticals Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was November 13, 2002. A First Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 12, 2003.
     SECOND: The date of filing of the Corporation’s Second Restated Certificate of Incorporation of the Corporation was September 28, 2004. Thereafter, a Certificate of Amendment to the Second Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 22, 2005. A second Certificate of Amendment to the Second Restated Certificate of Incorporation was filed on December 9, 2005. A Certificate of Correction to the second Certificate of Amendment to the Second Restated Certificate of Incorporation was filed on February 23, 2006.
     THIRD: The Board of Directors of the Corporation adopted a resolution setting forth a proposed further amendment to the Second Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate”), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders to amend the following provisions of the Certificate as follows:
     (A) By adding the following paragraph after the second paragraph of Article IV thereof:
     “Immediately following the effectiveness of the Registration Statement on Form S-1 (File No. 333-130759) originally filed by the Corporation on December 29, 2005 (the “Effective Time”), each 3.309755 issued shares of Common Stock shall be combined and changed into one (1) share of Common Stock (the “Reserve Stock Split”), which shares shall be fully paid and nonassessable shares of Common Stock. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. Each holder of Common Stock at the Effective Time who would otherwise have been entitled to a fraction of a share (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the fair market value per share as determined by the Corporation’s board of directors.”

     (B) By amending and restating the definition of “Qualified Public Offering” in Section 8(a)(xvii) of Article IV thereof in its entirety as follows:
     “(xvii) “Qualified Public Offering” means (x) a firmly underwritten public offering of the Corporation’s Common Stock on a Form S-1 Registration Statement, or any similar form of registration statement, adopted by the Securities and Exchange Commission (the “Commission”) from and after the date hereof, filed with the Commission under the Securities Act of 1933, as amended, with respect to which the Corporation receives gross proceeds of at least $30,000,000 (prior to deduction for underwriters’ discounts and expenses relating to such public offering, including, without limitation, fees of the Corporation’s counsel) and the price to the public is at least $3.69 per share (equitably adjusted for all stock splits, subdivisions, stock dividends, combinations and the like) or (y) the initial public offering of the Common Stock pursuant to the Registration Statement on Form S-1 (File No. 333-130759) originally filed by the Corporation on December 29, 2005.”
     FOURTH: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.
     FIFTH: All other provisions of the Certificate, including, without limitation, those relating to the capitalization of the Corporation, shall remain in full force and effect.
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     IN WITNESS WHEREOF, Vanda Pharmaceuticals Inc., has caused this Certificate of Amendment to the Second Restated Certificate of Incorporation to be signed by its Chief Executive Officer this ___day of March, 2006.

_________________________________________________ Mihael Polymeropoulos, Chief Executive Officer